Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Third Quarter Profits Despite Large Weather-Related Losses

NORTHBROOK, Ill., October 31, 2011 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2011:

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,
($ in millions, except per share amounts and ratios)	2011	2010	% Change
Consolidated revenues	$ 8,242	$ 7,908	4.2
Net income	165	367	(55.0)
Net income per diluted share	0.32	0.68	(52.9)
Operating income*	84	452	(81.4)
Operating income per diluted share*	0.16	0.83	(80.7)
Book value per share	35.56	35.48	0.2
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	33.39	33.38	--
Catastrophe losses	1,077	386	179.0
Property-Liability combined ratio	104.8	95.9	8.9 pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	89.2	89.2	-- pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“Maintaining auto insurance profitability and proactively managing our investment portfolio enabled us to overcome an increase of $691 million in catastrophe losses from the third quarter of 2010 and still earn a profit,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Progress was made in improving auto insurance profitability in New York and Florida and raising underlying returns in homeowners insurance.  A small decline in auto insurance policies during the last twelve months is related to the impact of improving profitability in New York and Florida and a 4% decline in homeowners policies.  The Property-Liability underlying combined ratio of 88.9 for the first three quarters of 2011 continued to compare favorably with our full-year guidance range of 88 to 91.

“Allstate Financial’s results were solid and investment results were also strong in the quarter.  Allstate Financial’s operating income increased 24.1% from the prior year third quarter to $134 million in the third quarter of 2011 reflecting improved margins and lower expenses.  These improvements were partially offset by the managed reduction in the size of the fixed annuity business.  Proactive risk and return strategies enabled us to maintain the portfolio yield, realize net capital gains and increase the absolute level of fixed income unrealized gains in the quarter.

“We completed the $1 billion share repurchase program in the third quarter, and the acquisition of Esurance and Answer Financial in early October,” Wilson concluded.

Property-Liability Impacted by Catastrophe Losses, Underlying Profitability Within Guidance

Allstate’s Property-Liability combined ratio for the third quarter of 2011 was 104.8, reflecting the previously reported catastrophe losses of $1.1 billion, or 16.7 points.  During the period, Allstate experienced 23 catastrophe loss events, including Hurricane Irene and Tropical Storm Lee.  Excluding catastrophe losses and prior year reserve reestimates, the Property-Liability underlying combined ratio was 89.2 during the third quarter of 2011, consistent with the third quarter of 2010.  Total Allstate brand policies in force declined as of September 30, 2011 compared to the prior year quarter driven by standard auto and homeowners declines, but were partly offset by growth in the Emerging Business lines and Canada.

Allstate brand standard auto premiums written* declined by 0.8% from the prior year third quarter as increased average premiums were offset by lower policies in force.  Average gross premium increased 1.1% in the third quarter of 2011 compared to the third quarter of 2010, as rate increases were partially offset by reduced volumes in New York and Florida where average premiums are above the countrywide average.  Policies in force declined during the quarter, consistent with the company’s expectation, as growth was balanced with a focus on maintaining auto profitability.  New issued applications declined 13.2% in the quarter when compared to the prior year, while retention improved to 89.1 from 88.7 in the third quarter of last year.  The Allstate brand standard auto combined ratio was 94.2, 1.0 points higher than the third quarter of 2010.

Allstate brand homeowners premiums written increased 1.5% in the third quarter of 2011 compared to the same period a year ago, as a 5.0% increase in average gross premium was partly offset by a 4.2% decline in policies in force.  Rate increases averaging 13.9% were approved in 15 states during the third quarter, as Allstate continued to take actions to improve homeowners returns.  Policies in force declined reflecting restrictions in new business and, to a lesser degree, the decision not to offer continuing coverage to some policyholders.  The Allstate brand homeowners combined ratio was 131.9 for the third quarter of 2011 as catastrophe losses impacted the combined ratio by 55.8 points.  Excluding the impact of catastrophes and prior year reserve reestimates, the Allstate brand homeowners underlying combined ratio was 73.3 in the third quarter of 2011, compared to 75.0 in the third quarter of 2010.

Allstate Financial Strategy Produces Improved Financial Results

Allstate Financial’s strategy of reducing concentration in, and improving the profitability of, investment spread products, expanding the sales of underwritten products through Allstate agencies and growing Allstate Benefits resulted in improved financial results.  Operating income increased to $134 million in the third quarter, which was 24.1% above the third quarter of 2010.   Net income increased to $183 million in the third quarter of 2011 compared to $85 million in the same quarter of 2010.

Allstate Financial premiums and contract charges were essentially flat to the prior year quarter as growth in underwritten products was offset by a decline in annuity sales.  Premiums and contract charges on products sold through Allstate agencies were 5.3% higher than the prior year quarter.  Deferred fixed annuity contractholder funds declined $4.0 billion, or 13.4%, as of September 30, 2011 compared to September 30, 2010, as surrenders and maturities outpaced new sales.  Allstate Benefits’ premiums and contract charges were 2.7% higher than the third quarter of 2010.

Operating income was $26 million higher than the third quarter of 2010 as increases in the investment spread and lower expenses were only partly offset by declines in the benefit spread.  The investment spread increased 11.8% to $142 million in the third quarter when compared to the prior year third quarter, as actions to improve investment portfolio yields and lower crediting rates on annuities and interest-sensitive life insurance more than offset the effect of a continued decline in spread-based business in force.  The benefit spread decreased to $134 million in the third quarter from $141 million in the 2010 third quarter, due primarily to unfavorable mortality experience on annuities and life insurance, partly offset by higher profitability and growth at Allstate Benefits and higher contract charges on interest-sensitive life insurance.  The improvement in net income was due to net realized capital gains in the third quarter, versus net realized capital losses in the third quarter of last year, and increased operating income.

Proactive Management of Investment Portfolio Maintains Yield and Return

Allstate’s proactive management of risk and return during the first nine months of 2011 was focused on enhancing yields and total risk adjusted returns.  The fixed income yields were maintained, despite lower interest rates, by increasing corporate bond allocations, reducing investments in government securities and slightly lengthening duration.  Interest rate derivative positions, which were used for overall risk management purposes in 2010, were also terminated in 2011.  Additional actions to manage risk included reducing select exposures to municipal bonds and European Union banks and reallocating portions of below investment grade exposures from structured securities to high-yield corporate bonds.

Allstate’s consolidated investment portfolio totaled $97.5 billion at September 30, 2011 compared to $100.5 billion at December 31, 2010, as the Allstate Financial portfolio declined in size with the reduction in the fixed annuity business.   Net investment income was $994 million for the third quarter of 2011, which was 1.1% below the prior year quarter primarily due to lower portfolio balances.  The total portfolio yield was 4.5% for the third quarter of 2011, which was higher than the prior year quarter and consistent with the second quarter of 2011.  Net realized capital gains for the third quarter of 2011 were $264 million, pre-tax, compared to a net realized capital loss of $144 million, pre-tax, in the third quarter of 2010.  Realized gains in the current year quarter were primarily due to sales of foreign government and U.S. Treasury securities, which were partly offset by losses on the valuation of interest rate derivatives resulting from lower interest rates and impairments on real estate-related and equity securities.   Net unrealized capital gains totaled $2.4 billion, pre-tax, at September 30, 2011 compared to $1.4 billion at December 31, 2010, as the benefit of lower interest rates was only partially offset by realized gains.

Share Repurchases Total $308 Million, Completing $1 Billion Program

“We completed our share repurchase program during the third quarter bringing total share repurchases to $20 billion over the last 17 years,” said Don Civgin, executive vice president and chief financial officer.  Allstate repurchased shares totaling $308 million during the third quarter of 2011, completing the $1 billion share repurchase program authorized in November of 2010.

Statutory surplus at September 30, 2011 was an estimated $14.4 billion for Allstate Insurance Company, including $3.7 billion at Allstate Life Insurance Company.  This compares to Allstate Insurance Company statutory surplus of $15.1 billion at June 30, 2011 and $15.4 billion at December 31, 2010.  During the third quarter of 2011, Allstate Insurance Company paid a $200 million dividend to the holding company.  Deployable assets at the holding company level totaled $3.4 billion at September 30, 2011 compared to $3.5 billion at June 30, 2011 and $3.8 billion at December 31, 2010.

“Book value per share totaled $35.56 at September 30, 2011, compared to $35.95 at June 30, 2011 and $35.48 at September 30, 2010.  Strong auto profitability, realized capital gains and an increase in unrealized gains on the fixed income portfolio so far this year have offset the impact of high catastrophe losses and a decline in the value of our equity portfolio,” Civgin concluded.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Tuesday, November 1.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer known for its “You’re In Good Hands With Allstate®” slogan.  Now celebrating its 80th anniversary as an insurer, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,432	$6,499	$19,337	$19,515
Life and annuity premiums and contract charges	552	548	1,668	1,637
Net investment income	994	1,005	2,996	3,104
Realized capital gains and losses:
Total other-than-temporary impairment losses	(197)	(99)	(435)	(637)
Portion of loss recognized in other comprehensive income	(6)	(68)	(37)	(91)
Net other-than-temporary impairment losses recognized in earnings	(203)	(167)	(472)	(728)
Sales and other realized capital gains and losses	467	23	889	(215)
Total realized capital gains and losses	264	(144)	417	(943)
	8,242	7,908	24,418	23,313

Costs and expenses
Property-liability insurance claims and claims expense	5,132	4,603	15,963	14,109
Life and annuity contract benefits	455	445	1,331	1,372
Interest credited to contractholder funds	405	445	1,240	1,358
Amortization of deferred policy acquisition costs	1,122	1,006	3,191	2,969
Operating costs and expenses	825	828	2,465	2,446
Restructuring and related charges	8	9	28	33
Interest expense	92	91	275	275
	8,039	7,427	24,493	22,562
Gain (loss) on disposition of operations	--	9	(17)	12

Income (loss) from operations before income tax expense (benefit)	203	490	(92)	763

Income tax expense (benefit)	38	123	(156)	131

Net income	$165	$367	$64	$632

Earnings per share:

Net income per share - Basic	$0.32	$0.68	$0.12	$1.17

Weighted average shares - Basic	512.0	540.9	520.4	540.6

Net income per share - Diluted	$0.32	$0.68	$0.12	$1.16

Weighted average shares - Diluted	514.2	543.0	522.9	542.7

Cash dividends declared per share	$0.21	$0.20	$0.63	$0.60

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Property-Liability
Premiums written	$6,728	$6,767	$19,554	$19,665
Premiums earned	$6,432	$6,499	$19,337	$19,515
Claims and claims expense	(5,132)	(4,603)	(15,963)	(14,109)
Amortization of deferred policy acquisition costs	(907)	(915)	(2,719)	(2,754)
Operating costs and expenses	(696)	(706)	(2,111)	(2,074)
Restructuring and related charges	(8)	(9)	(30)	(34)
Underwriting (loss) income	(311)	266	(1,486)	544
Net investment income	298	284	892	898
Periodic settlements and accruals on non-hedge derivative instruments	(5)	(2)	(12)	(4)
Income tax benefit (expense) on operations	39	(154)	321	(390)
Operating income (loss)	21	394	(285)	1,048
Realized capital gains and losses, after-tax	15	(69)	47	(261)
Gain on disposition of operations, after-tax	--	4	--	4
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	2	8	3
Net income (loss)	$40	$331	$(230)	$794
Catastrophe losses	$1,077	$386	$3,749	$1,670
Operating ratios:
Claims and claims expense ratio	79.8	70.8	82.6	72.3
Expense ratio	25.0	25.1	25.1	24.9
Combined ratio	104.8	95.9	107.7	97.2
Effect of catastrophe losses on combined ratio	16.7	5.9	19.4	8.6
Effect of prior year reserve reestimates on combined ratio	(1.8)	0.2	(1.1)	(0.9)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.7)	(0.6)	(0.5)	(0.7)
Effect of Discontinued Lines and Coverages on combined ratio	0.2	0.3	0.1	0.1
Allstate Financial
Investments	$59,068	$62,915	$59,068	$62,915
Premiums and contract charges	$552	$548	$1,668	$1,637
Net investment income	682	707	2,060	2,161
Periodic settlements and accruals on non-hedge derivative instruments	18	10	54	38
Contract benefits	(455)	(445)	(1,331)	(1,372)
Interest credited to contractholder funds	(395)	(446)	(1,232)	(1,359)
Amortization of deferred policy acquisition costs	(101)	(101)	(317)	(200)
Operating costs and expenses	(105)	(118)	(324)	(354)
Restructuring and related charges	--	--	2	1
Income tax expense on operations	(62)	(47)	(189)	(180)
Operating income	134	108	391	372
Realized capital gains and losses, after-tax	142	(25)	207	(360)
Valuation changes on embedded derivatives that are not hedged, after-tax	(4)	--	1	--
DAC and DSI (amortization) accretion relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(78)	7	(109)	9
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	1	(18)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(12)	(7)	(35)	(25)
Gain (loss) on disposition of operations, after-tax	1	2	(10)	4
Net income (loss)	$183	$85	$446	$(18)
Corporate and Other
Net investment income	$14	$14	$44	$45
Operating costs and expenses	(116)	(95)	(305)	(293)
Income tax benefit on operations	31	31	94	96
Operating loss	(71)	(50)	(167)	(152)
Realized capital gains and losses, after-tax	13	1	15	8
Net loss	$(58)	$(49)	$(152)	$(144)
Consolidated net income	$165	$367	$64	$632

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30,	December 31,
	2011	2010
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $73,935 and $78,786)	$76,394	$79,612
Equity securities, at fair value (cost $4,252 and $4,228)	4,157	4,811
Mortgage loans	6,956	6,679
Limited partnership interests	4,407	3,816
Short-term, at fair value (amortized cost $3,517 and $3,279)	3,517	3,279
Other	2,094	2,286
Total investments	97,525	100,483
Cash	1,026	562
Premium installment receivables, net	4,988	4,839
Deferred policy acquisition costs	4,444	4,769
Reinsurance recoverables, net	6,720	6,552
Accrued investment income	854	809
Deferred income taxes	792	784
Property and equipment, net	908	921
Goodwill	874	874
Other assets	2,037	1,605
Separate Accounts	6,791	8,676
Total assets	$126,959	$130,874
Liabilities
Reserve for property-liability insurance claims and claims expense	$20,395	$19,468
Reserve for life-contingent contract benefits	14,308	13,482
Contractholder funds	43,776	48,195
Unearned premiums	10,002	9,800
Claim payments outstanding	960	737
Other liabilities and accrued expenses	6,691	5,564
Long-term debt	5,907	5,908
Separate Accounts	6,791	8,676
Total liabilities	108,830	111,830
Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 505 million and 533 million shares outstanding	9	9
Additional capital paid-in	3,177	3,176
Retained income	31,704	31,969
Deferred ESOP expense	(43)	(44)
Treasury stock, at cost (395 million and 367 million shares)	(16,693)	(15,910)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(155)	(190)
Other unrealized net capital gains and losses	1,683	1,089
Unrealized adjustment to DAC, DSI and insurance reserves	(496)	36
Total unrealized net capital gains and losses	1,032	935
Unrealized foreign currency translation adjustments	49	69
Unrecognized pension and other postretirement benefit cost	(1,135)	(1,188)
Total accumulated other comprehensive loss	(54)	(184)
Total shareholders’ equity	18,100	19,016
Noncontrolling interest	29	28
Total equity	18,129	19,044
Total liabilities and equity	$126,959	$130,874

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Nine months ended September 30,
	2011	2010
Cash flows from operating activities	(unaudited)
Net income	$64	$632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	149	55
Realized capital gains and losses	(417)	943
Loss (gain) on disposition of operations	17	(12)
Interest credited to contractholder funds	1,240	1,358
Changes in:
Policy benefits and other insurance reserves	546	143
Unearned premiums	220	172
Deferred policy acquisition costs	138	(138)
Premium installment receivables, net	(158)	(137)
Reinsurance recoverables, net	(275)	(229)
Income taxes	(188)	178
Other operating assets and liabilities	335	58
Net cash provided by operating activities	1,671	3,023
Cash flows from investing activities
Proceeds from sales
Fixed income securities	23,916	17,345
Equity securities	1,116	4,262
Limited partnership interests	762	387
Mortgage loans	74	121
Other investments	149	98
Investment collections
Fixed income securities	3,864	3,672
Mortgage loans	491	784
Other investments	105	96
Investment purchases
Fixed income securities	(21,900)	(20,712)
Equity securities	(1,066)	(2,721)
Limited partnership interests	(1,159)	(1,040)
Mortgage loans	(896)	(55)
Other investments	(199)	(99)
Change in short-term investments, net	64	104
Change in other investments, net	(357)	(464)
Purchases of property and equipment, net	(160)	(114)
Disposition of operations	1	7
Net cash provided by investing activities	4,805	1,671
Cash flows from financing activities
Repayment of long-term debt	(1)	(1)
Contractholder fund deposits	1,606	2,297
Contractholder fund withdrawals	(6,439)	(6,779)
Dividends paid	(327)	(322)
Treasury stock purchases	(858)	(5)
Shares reissued under equity incentive plans, net	18	26
Excess tax benefits on share-based payment arrangements	(4)	(7)
Other	(7)	(15)
Net cash used in financing activities	(6,012)	(4,806)
Net increase (decrease) in cash	464	(112)
Cash at beginning of period	562	612
Cash at end of period	$1,026	$500

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•       valuation changes on embedded derivatives that are not hedged, after-tax,

•       amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income (loss) and net income (loss).

($ in millions, except per share data)

For the three months ended September 30,

Property-Liability

Allstate Financial

Consolidated

Per diluted share

	2011	2010	2011	2010	2011	2010	2011	2010
Operating income	$21	$394	$134	$108	$84	$452	$0.16	$0.83

Realized capital gains and losses	24	(107)	219	(38)	264	(144)
Income tax (expense) benefit	(9)	38	(77)	13	(94)	51
Realized capital gains and losses, after-tax	15	(69)	142	(25)	170	(93)	0.33	(0.17)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(4)	--	(4)	--	(0.01)	--
DAC and DSI (amortization) accretion relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(78)	7	(78)	7	(0.15)	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	2	(12)	(7)	(8)	(5)	(0.01)	--
Gain on disposition of operations, after-tax	--	4	1	2	1	6	--	0.01

Net income	$40	$331	$183	$85	$165	$367	$0.32	$0.68

($ in millions, except per share data)

For the nine months ended September 30,

Property-Liability

Allstate Financial

Consolidated

Per diluted share

	2011	2010	2011	2010	2011	2010	2011	2010
Operating (loss) income	$(285)	$1,048	$391	$372	$(61)	$1,268	$(0.12)	$2.34

Realized capital gains and losses	73	(403)	320	(553)	417	(943)
Income tax (expense) benefit	(26)	142	(113)	193	(148)	330
Realized capital gains and losses, after-tax	47	(261)	207	(360)	269	(613)	0.52	(1.13)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	1	--	1	--	--	--
DAC and DSI (amortization) accretion relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(109)	9	(109)	9	(0.21)	0.01
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	1	(18)	1	(18)	--	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	8	3	(35)	(25)	(27)	(22)	(0.05)	(0.04)
Gain (loss) on disposition of operations, after-tax	--	4	(10)	4	(10)	8	(0.02)	0.01

Net (loss) income	$(230)	$794	$446	$(18)	$64	$632	$0.12	$1.16

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

A reconciliation of the Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the Property-Liability combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	89.2	89.2	88.9	88.8
Effect of catastrophe losses	16.7	5.9	19.4	8.6
Effect of prior year non-catastrophe reserve reestimates	(1.1)	0.8	(0.6)	(0.2)
Combined ratio	104.8	95.9	107.7	97.2

Effect of prior year catastrophe reserve reestimates	(0.7)	(0.6)	(0.5)	(0.7)

In this news release, we provide our outlook range on the Property-Liability 2011 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

A reconciliation of the Allstate brand standard auto combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the Allstate brand standard auto combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	94.5	93.1	94.3	93.6
Effect of catastrophe losses	2.9	0.4	3.3	1.0
Effect of prior year non-catastrophe reserve reestimates	(3.2)	(0.3)	(1.8)	(0.5)
Combined ratio	94.2	93.2	95.8	94.1

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.3)	(0.2)	(0.4)

A reconciliation of the Allstate brand homeowners combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the Allstate brand homeowners combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	73.3	75.0	72.3	73.2
Effect of catastrophe losses	55.8	23.1	65.7	31.6
Effect of prior year non-catastrophe reserve reestimates	2.8	6.6	1.0	2.0
Combined ratio	131.9	104.7	139.0	106.8

Effect of prior year catastrophe reserve reestimates	(2.8)	(1.4)	(1.8)	(1.8)

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of September 30,
	2011	2010
Book value per share
Numerator:
Shareholders’ equity	$18,100	$19,274
Denominator:
Shares outstanding and dilutive potential shares outstanding	509.0	543.3
Book value per share	$35.56	$35.48

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$18,100	$19,274
Unrealized net capital gains and losses on fixed income securities	1,103	1,138
Adjusted shareholders’ equity	$16,997	$18,136
Denominator:
Shares outstanding and dilutive potential shares outstanding	509.0	543.3
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$33.39	$33.38

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Property-Liability premiums written	$6,728	$6,767	$19,554	$19,665
Increase in unearned premiums	(276)	(319)	(207)	(184)
Other	(20)	51	(10)	34
Property-Liability premiums earned	$6,432	$6,499	$19,337	$19,515

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2011.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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